Exhibit 99.1

PARSONS

SECOND QUARTER 2024

Earnings Press Release

Parsons* third quarter 2022 earnings press release

Parsons Reports Record Results Since IPO for the Second Quarter of 2024

Q2 2024 Financial Highlights

▪
Record revenue of $1.7 billion increases 23% year-over-year
▪
Strong second quarter organic revenue growth of 22%, including five consecutive quarters with year-over-year organic growth above 20%
▪
Record net income of $69 million increases 60%
▪
Record adjusted EBITDA increases 27% to $150 million
▪
Record cash flow from operations increases $138 million to $161 million; record trailing twelve-month operating cash flow of $492 million increases 117% over the prior twelve-month period
▪
After Q2 2024 ended, Parsons entered into a definitive agreement to acquire BlackSignal Technologies
▪
Increasing fiscal year 2024 guidance ranges for all financial metrics

Chantilly, VA – July 31, 2024 Parsons Corporation (NYSE: PSN) today announced financial results for the second quarter ended June 30, 2024.

CEO Commentary

“We are very pleased with our second quarter results and what the entire Parsons’ team continues to accomplish. Over the last three years, we have transformed the company into a high-value solutions provider that differentiates by leveraging software and cutting-edge technology,” said Carey Smith, chair, president, and chief executive officer. This has resulted in another quarter of record revenue, profitability and cash flow, industry-leading organic revenue growth in both segments, improved win rates and a demonstrated ability to win larger contracts.”

“We achieved over 20% organic growth for the fifth consecutive quarter and double-digit growth across all business units and geographies. We also announced a strategic acquisition that expands our customer base and strengthens our offensive cyber operations and electronic warfare, while adding new capabilities in the counterspace radio frequency domain at a time when near peer adversaries are becoming increasingly aggressive. We are excited about our future as we are well-positioned to take advantage of the tailwinds that are positively impacting both of our segments and six end-markets.”

Second Quarter 2024 Results

Year-over-Year Comparisons (Q2 2024 vs. Q2 2023)

Total revenue for the second quarter of 2024 increased by $314 million, or 23%, to $1.7 billion. This increase was primarily driven by organic growth of 22% due to the continued ramp-up on recent contract awards and execution on the company's backlog programs including significant growth from its critical infrastructure protection, cyber, and urban development markets. Operating income increased 46% to $111 million primarily due to the ramp-up of new and existing contracts. Net income increased 60% to $69 million. GAAP diluted earnings per share (EPS) attributable to Parsons was $0.63 in the second quarter of 2024, compared to $0.38 in the prior year period.

Adjusted EBITDA including noncontrolling interests for the second quarter of 2024 was $150 million, a 27% increase over the prior year period. Adjusted EBITDA margin expanded 30 basis points to 9.0% in the second quarter of 2024, compared to 8.7% in the second quarter of 2023. The year-over-year adjusted EBITDA and margin increases were driven primarily by higher volume on margin accretive contracts, program execution, and a deliberate focus on indirect cost management. Adjusted EPS was $0.84 in the second quarter of 2024, compared to $0.63 in the second quarter of 2023. The year-over-year adjusted EPS increase was driven by the previously mentioned adjusted EBITDA increase noted above.

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Segment Results

Federal Solutions Segment

Federal Solutions Year-over-Year Comparisons (Q2 2024 vs. Q2 2023)

	Three Months Ended		Growth		Six Months Ended		Growth
(in millions)	June 30, 2024	June 30, 2023	Dollars/ Percent	Percent	June 30, 2024	June 30, 2023	Dollars/ Percent	Percent
Revenue	$989	$763	$226	30%	$1,898	$1,397	$501	36%
Adjusted EBITDA	103	86	17	20%	$195	$142	$53	38%
Adjusted EBITDA margin	10.4%	11.2%	-0.8%	-7.1%	10.3%	10.2%	0.1%	1%

Certain amounts may not foot due to rounding

Second quarter 2024 Federal Solutions revenue increased $226 million, or 30%, compared to the prior year period due to organic growth of 27% and the contribution from the company's SealingTech acquisition. Organic growth was driven primarily by the ramp-up of recent contract wins and growth on existing contracts to include strength in the company's critical infrastructure protection and cyber markets.

Second quarter 2024 Federal Solutions adjusted EBITDA including noncontrolling interests increased by $17 million, or 20%. Adjusted EBITDA margin decreased to 10.4% from 11.2% in the prior year period as a result of the $20 million dollars in non-recurring incentive fees realized in Q2 2023. Excluding these incentive fees, Federal Solutions adjusted EBITDA margin would have increased by 160 basis points from the second quarter of 2023.

Critical Infrastructure Segment

Critical Infrastructure Year-over-Year Comparisons (Q2 2024 vs. Q2 2023)

	Three Months Ended		Growth		Six Months Ended		Growth
(in millions)	June 30, 2024	June 30, 2023	Dollars/ Percent	Percent	June 30, 2024	June 30, 2023	Dollars/ Percent	Percent
Revenue	$682	$594	$88	15%	$1,308	$1,133	$175	15%
Adjusted EBITDA	$47	$33	$15	46%	$96	$67	$29	44%
Adjusted EBITDA margin	7.0%	5.5%	1.5%	27%	7.3%	5.9%	1.4%	24%

Certain amounts may not foot due to rounding

Second quarter 2024 Critical Infrastructure revenue increased $88 million, or 15% from the prior year period on both an organic and inorganic basis. Organic growth was driven by higher volume in the company's Middle East and North American infrastructure portfolios.

Second quarter 2024 adjusted EBITDA including noncontrolling interests increased by $15 million, or 46%, compared to the prior year period. Adjusted EBITDA margin increased 150 basis points to 7.0% from 5.5% in the prior year period. The adjusted EBITDA increases were driven by growth on accretive programs and improved operating performance.

Second Quarter 2024 Key Performance Indicators

▪
Book-to-bill ratio: 0.9x on net bookings of $1.5 billion.
▪
Book-to-bill ratio (trailing twelve-months): 1.0x on net bookings of $6.3 billion.
▪
Total backlog: $8.8 billion.
▪
Cash flow from operating activities: Second quarter 2024: $161 million compared to $23 million in second quarter of 2023. For the six months ended June 30, 2024, cash flow from operating activities was $98 million compared to $14 million in the prior year period.

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Significant Contract Wins

Parsons continues to win new business across both segments and all six end markets. During the second quarter of 2024, the company won two single-award contracts worth more than $100 million each.

▪
Awarded an option period totaling $460 million under the company’s Technical Engineering, Advisory, and Management Support contract. On this program, Parsons provides system engineering and integration for the Nation’s missile defense system. This includes engineering expertise to oversee the development of hardware and software builds, ensuring cyber resilience, and provide warfighting capabilities to defend the U.S. Homeland, our deployed forces, and Allies. This award continues Parsons more than 40-year history supporting the Missile Defense Agency with technology-enabled services such as digital engineering.
▪
Awarded over $160 million of awards in Saudi Arabia, including a confidential $41 million contract for technical consulting, $60 million of additional scope on existing contracts, approximately $30 million of new work for a resort and marina and new work supporting a Saudi developer. Parsons' momentum in the Middle East, and the Saudi market in particular, continues as both markets achieved double-digit year-over-year revenue growth in the second quarter, exceeding its Q2 plan. The company also increased its fiscal year 2024 forecast for both markets. Parsons currently has the largest qualified pipeline in the company’s history in both Saudi Arabia and the Middle East overall, and its Saudi business is so diverse that no single contract represents more than 2% of its total revenue.
▪
Awarded an option period totaling $110 million on the General Services Administration C5ISR, exercise, operations, and information services contract. On this program, Parsons designs, develops, trains and deploys scalable machine learning solutions to extract actionable intelligence from vast amounts of data and delivers it to Intelligence analysts and warfighters.
▪
Awarded a new $46 million contract for operations and maintenance of intelligent transportation systems by the Virginia Department of Transportation.
▪
After the second quarter ended, the company was awarded a $69 million contract over three years to provide Army family housing. Parsons presence in Guam, Kwajalein, and Hawaii continues to strengthen and is aligned to the FY 2025 Pacific Deterrence Initiative of $9.9 billion for targeted investment to enhance U.S. force posture, infrastructure, presence and readiness of the U.S. Allies and partners in the Indo-Pacific region.

Additional Corporate Highlights

Parsons continues its successful track record of acquiring strategic companies in high-growth markets that broaden its portfolio and customer footprint. During the quarter, the company was recognized as a top three global industry leader for professional services by Engineering News-Record and received multiple awards for its sustainable practices and innovative solutions. Parsons was also recognized as one of the best places to work for new graduates.

▪
After the second quarter ended, Parsons entered into a definitive agreement to acquire BlackSignal Technologies in a transaction valued at approximately $200 million. BlackSignal is a next-generation digital signal processing, electronic warfare, and cyber security provider built to counter near peer threats. Upon closing, the acquisition will expand Parsons’ customer base across the Department of Defense and Intelligence Community and significantly strengthen Parsons’ positioning within offensive cyber operations and electronic warfare, while adding new capabilities in the counterspace radio frequency domain, a market anticipated to grow more than 10% annually with double-digit margin expectations.
▪
Recognized by Engineering News-Record as one of the top three global companies in each of their 2024 rankings for Professional Services: Program Management, Construction Management, and Program/Construction

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Management for Fee firms. These rankings reflect the company's worldwide reputation and ability to successfully win and execute infrastructure programs.
▪
Recognized as one of the best employers for new grads by Forbes. The recognition highlights how Parsons is a destination employer for young professionals and top talent.
▪
Received the Envision Platinum award from the Institute for Sustainable Infrastructure for the company’s Sound Transit’s Federal Way Link Extension project where Parsons is the lead designer. This award is the highest possible Envision award level for achievements related to sustainable transportation, mobility and access, stakeholder engagement, infrastructure integration, and multiple other areas of sustainability.
▪
Received the Yukon Regional Business Sustainability Award for the company’s Faro Mine Remediation project in Yukon, Canada. This inaugural award celebrates Yukon businesses dedicated to building a greener economy by integrating sustainable practices into business models, while prioritizing First Nations reconciliation and collaboration.
▪
Recognized as a top Sustainable Consultancy of the Year in the 13th Dubai Award for Sustainable Transport, an event organized by the Road and Transport Authority. This honor highlights the company's innovative approach to resilient infrastructure and Parsons' ongoing commitment to environmental sustainability.

Fiscal Year 2024 Guidance

The company is increasing its fiscal year 2024 revenue, adjusted EBITDA, and cash flow from operations guidance ranges to reflect its strong second quarter operating performance and its outlook for the remainder of the year. The table below summarizes the company’s fiscal year 2024 guidance.

	Current Fiscal Year 2024 Guidance	Prior Fiscal Year 2024 Guidance
Revenue	$6.35 billion - $6.55 billion	$6.1 billion - $6.4 billion
Adjusted EBITDA including non-controlling interest	$555 million - $595 million	$535 million - $575 million
Cash Flow from Operating Activities	$395 million - $455 million	$380 million - $440 million

Net income guidance is not presented as the company believes volatility associated with interest, taxes, depreciation, amortization and other matters affecting net income, including but not limited to one-time and nonrecurring events and impact of M&A, will preclude the company from providing accurate net income guidance for fiscal year 2024.

Conference Call Information

Parsons will host a conference call today, July 31, 2024, at 8:00 a.m. ET to discuss the financial results for its second quarter 2024.

Access to a webcast of the live conference call can be obtained through the Investor Relations section of the company's website (https://investors.parsons.com). Those parties interested in participating via telephone may register on the Investor Relations website or by clicking here.

A replay will be available on the company's website approximately two hours after the conference call and continuing for one year.

About Parsons Corporation

Parsons (NYSE: PSN) is a leading disruptive technology provider in the national security and global infrastructure markets, with capabilities across cyber and intelligence, space and missile defense, transportation, environmental

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remediation, urban development, and critical infrastructure protection. Please visit Parsons.com and follow us on LinkedIn and Facebook to learn how we’re making an impact.

Forward-Looking Statements

This Earnings Release and materials included therewith contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current expectations, beliefs, and assumptions, and are not guarantees of future performance. Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control. Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: the impact of COVID-19; any issue that compromises our relationships with the U.S. federal government or its agencies or other state, local or foreign governments or agencies; any issues that damage our professional reputation; changes in governmental priorities that shift expenditures away from agencies or programs that we support; our dependence on long-term government contracts, which are subject to the government’s budgetary approval process; the size of addressable markets and the amount of government spending on private contractors; failure by us or our employees to obtain and maintain necessary security clearances or certifications; failure to comply with numerous laws and regulations; changes in government procurement, contract or other practices or the adoption by governments of new laws, rules, regulations and programs in a manner adverse to us; the termination or nonrenewal of our government contracts, particularly our contracts with the U.S. government; our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; our ability to generate revenue under certain of our contracts; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; changes in estimates used in recognizing revenue; internal system or service failures and security breaches; and inherent uncertainties and potential adverse developments in legal proceedings including litigation, audits, reviews and investigations, which may result in material adverse judgments, settlements or other unfavorable outcomes. These factors are not exhaustive and additional factors could adversely affect our business and financial performance. For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors including under the caption “Risk Factors” in our Annual Report with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2023, on Form 10-K, filed on February 14, 2024, and our other filings with the Securities and Exchange Commission.

All forward-looking statements are based on currently available information and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements made in this presentation that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

Media:	Investor Relations:
Bryce McDevitt	Dave Spille
Parsons Corporation	Parsons Corporation
(703) 851-4425	(571) 655-8264
Bryce.McDevitt@Parsons.com	Dave.Spille@Parsons.us

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Revenue	$1,670,467	$1,356,486	$3,206,143	$2,529,952
Direct cost of contracts	1,318,931	1,068,220	2,529,758	1,985,408
Equity in (losses) earnings of unconsolidated joint ventures	(16,837)	75	(18,897)	(5,765)
Selling, general and administrative expenses	223,277	211,897	444,222	411,205
Operating income	111,422	76,444	213,266	127,574
Interest income	3,825	306	4,977	1,099
Interest expense	(13,008)	(7,299)	(26,006)	(13,757)
Loss on extinguishment of debt	-	-	(211,018)	-
Other income (expense), net	895	543	(2,431)	1,857
Total other income (expense)	(8,288)	(6,450)	(234,478)	(10,801)
Income (loss) before income tax expense	103,134	69,994	(21,212)	116,773
Income tax (expense) benefit	(22,415)	(15,223)	9,819	(26,726)
Net income (loss) including noncontrolling interests	80,719	54,771	(11,393)	90,047
Net income attributable to noncontrolling interests	(11,547)	(11,530)	(26,790)	(21,253)
Net income (loss) attributable to Parsons Corporation	$69,172	$43,241	$(38,183)	$68,794
Earnings (loss) per share:
Basic	$0.65	$0.41	$(0.36)	$0.66
Diluted	$0.63	$0.38	$(0.36)	$0.61

Weighted average number of shares used to compute basic and diluted EPS

(In thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Basic weighted average number of shares outstanding	106,303	104,908	106,170	104,856
Dilutive effect of stock-based awards	1,233	883	-	941
Dilutive effect of warrants	415	-	-	-
Dilutive effect of convertible senior notes due 2025	2,573	8,917	-	8,917
Diluted weighted average number of shares outstanding	110,524	114,708	106,170	114,714

Net income (loss) available to shareholders used to compute diluted EPS

(In thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net income (loss) attributable to Parsons Corporation	$69,172	$43,241	(38,183)	68,794
Convertible senior notes if-converted method interest adjustment	54	554	-	1,106
Diluted net income (loss) attributable to Parsons Corporation	$69,226	$43,795	(38,183)	69,900

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PARSONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (including $128,259 and $128,761 Cash of consolidated joint ventures)	$528,462	$272,943
Accounts receivable, net (including $278,869 and $274,846 Accounts receivable of consolidated joint ventures, net)	1,042,936	915,638
Contract assets (including $41,963 and $11,096 Contract assets of consolidated joint ventures)	803,685	757,515
Prepaid expenses and other current assets (including $15,220 and $11,929 Prepaid expenses and other current assets of consolidated joint ventures)	198,619	191,430
Total current assets	2,573,702	2,137,526

Property and equipment, net (including $3,207 and $3,274 Property and equipment of consolidated joint ventures, net)	98,217	98,957
Right of use assets, operating leases (including $7,423 and $9,885 Right of use assets, operating leases of consolidated joint ventures)	136,169	159,211
Goodwill	1,790,903	1,792,665
Investments in and advances to unconsolidated joint ventures	157,243	128,204
Intangible assets, net	248,079	275,566
Deferred tax assets	162,669	140,162
Other noncurrent assets	71,748	71,770
Total assets	$5,238,730	$4,804,061

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable (including $55,621 and $49,234 Accounts payable of consolidated joint ventures)	$252,838	$242,821
Accrued expenses and other current liabilities (including $150,734 and $145,040 Accrued expenses and other current liabilities of consolidated joint ventures)	822,124	801,423
Contract liabilities (including $66,042 and $61,234 Contract liabilities of consolidated joint ventures)	298,104	301,107
Short-term lease liabilities, operating leases (including $4,123 and $4,753 Short-term lease liabilities, operating leases of consolidated joint ventures)	52,840	58,556
Income taxes payable	1,042	6,977
Total current liabilities	1,426,948	1,410,884

Long-term employee incentives	25,491	22,924
Long-term debt	1,247,306	745,963
Long-term lease liabilities, operating leases (including $3,299 and $5,132 Long-term lease liabilities, operating leases of consolidated joint ventures)	98,152	117,505
Deferred tax liabilities	9,789	9,775
Other long-term liabilities	111,400	120,295
Total liabilities	2,919,086	2,427,346
Contingencies (Note 12)
Shareholders' equity:
Common stock, $1 par value; authorized 1,000,000,000 shares; 146,698,035 and 146,341,363 shares issued; 50,022,445 and 45,960,122 public shares outstanding; 56,161,683 and 59,879,857 ESOP shares outstanding	146,697	146,341
Treasury stock, 40,501,385 shares at cost	(827,311)	(827,311)
Additional paid-in capital	2,762,728	2,779,365
Retained earnings	155,535	203,724
Accumulated other comprehensive loss	(19,139)	(14,908)
Total Parsons Corporation shareholders' equity	2,218,510	2,287,211
Noncontrolling interests	101,134	89,504
Total shareholders' equity	2,319,644	2,376,715
Total liabilities and shareholders' equity	5,238,730	4,804,061

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands,

(Unaudited)

	For the Six Months Ended
	June 30, 2024	June 30, 2023
Cash flows from operating activities:
Net (loss) income including noncontrolling interests	$(11,393)	$90,047
Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation and amortization	48,971	57,048
Amortization of debt issue costs	5,326	1,414
Loss (gain) on disposal of property and equipment	408	43
Loss on extinguishment of debt	211,018	-
Provision for doubtful accounts	-	91
Deferred taxes	(222)	(5,220)
Foreign currency transaction gains and losses	2,039	230
Equity in losses of unconsolidated joint ventures	18,897	5,765
Return on investments in unconsolidated joint ventures	20,788	9,313
Stock-based compensation	20,675	15,978
Contributions of treasury stock	30,140	29,167
Changes in assets and liabilities, net of acquisitions and consolidated joint ventures:
Accounts receivable	(131,414)	(227,756)
Contract assets	(47,905)	(78,254)
Prepaid expenses and other assets	(9,396)	(40,899)
Accounts payable	10,585	35,043
Accrued expenses and other current liabilities	(10,533)	33,336
Contract liabilities	(1,360)	76,522
Income taxes	(52,509)	10,309
Other long-term liabilities	(6,308)	1,809
Net cash provided by operating activities	97,807	13,986
Cash flows from investing activities:
Capital expenditures	(18,698)	(17,956)
Proceeds from sale of property and equipment	53	65
Payments for acquisitions, net of cash acquired	(63)	(42,273)
Investments in unconsolidated joint ventures	(70,032)	(24,507)
Return of investments in unconsolidated joint ventures	25	72
Proceeds from sales of investments in unconsolidated joint ventures	-	381
Net cash used in investing activities	(88,715)	(84,218)
Cash flows from financing activities:
Proceeds from borrowings under credit agreement	153,200	187,400
Repayments of borrowings under credit agreement	(153,200)	(187,400)
Proceeds from issuance of convertible notes due 2029	800,000	-
Repurchases of convertible notes due 2025	(495,575)	-
Payments for debt issuance costs	(19,185)	-
Contributions by noncontrolling interests	77	200
Distributions to noncontrolling interests	(15,249)	(2,487)
Repurchases of common stock	(10,000)	(8,000)
Taxes paid on vested stock	(18,940)	(6,838)
Capped call transactions	(88,400)	-
Bond hedge termination	195,549	-
Redemption of warrants	(104,952)	-
Proceeds from issuance of common stock	3,740	2,940
Net cash (used in) provided by financing activities	247,065	(14,185)
Effect of exchange rate changes	(638)	467
Net increase (decrease) in cash, cash equivalents, and restricted cash	255,519	(83,950)
Cash, cash equivalents and restricted cash:
Beginning of year	272,943	262,539
End of period	$528,462	$178,589

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Contract Awards

(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Federal Solutions	$805,170	$1,182,127	$2,087,810	$1,877,771
Critical Infrastructure	694,894	749,035	1,494,563	1,435,620
Total Awards	$1,500,064	$1,931,162	$3,582,373	$3,313,391

Backlog

(in thousands)

	June 30, 2024	June 30, 2023
Federal Solutions:
Funded	$1,736,698	$1,506,235
Unfunded	3,284,801	3,709,288
Total Federal Solutions	5,021,499	5,215,523
Critical Infrastructure:
Funded	3,754,225	3,615,955
Unfunded	55,882	70,109
Total Critical Infrastructure	3,810,107	3,686,064
Total Backlog	$8,831,606	$8,901,587

Book-To-Bill Ratio1:

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Federal Solutions	0.8	1.5	1.1	1.3
Critical Infrastructure	1.0	1.3	1.1	1.3
Overall	0.9	1.4	1.1	1.3

Non-GAAP Financial Information

The tables under "Parsons Corporation Inc. Reconciliation of Non-GAAP Measures" present Adjusted Net Income attributable to Parsons Corporation, Adjusted Earnings per Share, Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin, reconciled to their most directly comparable GAAP measure. These financial measures are calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). Parsons has provided these Non-GAAP Measures to adjust for, among other things, the impact of amortization expenses related to our acquisitions, costs associated with a loss or gain on the disposal or sale of property, plant and equipment, restructuring and related expenses, costs associated with mergers and acquisitions, software implementation costs, legal and settlement costs, and other costs considered non-operational in nature. These items have been Adjusted because they are not considered core to the company’s business or otherwise not considered operational or because these charges are non-cash or non-recurring. The company presents these Non-GAAP Measures because management believes that they are meaningful to understanding Parsons’s performance during the periods presented and the company’s ongoing business. Non-GAAP Measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to similarly titled metrics or the financial results of other companies. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

1 Book-to-Bill ratio is calculated as total contract awards divided by total revenue for the period.

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net income (loss) attributable to Parsons Corporation	$69,172	$43,241	$(38,183)	$68,794
Interest expense, net	9,183	6,993	21,029	12,658
Income tax expense (benefit)	22,415	15,223	(9,819)	26,726
Depreciation and amortization (a)	24,440	28,689	48,971	57,048
Net income attributable to noncontrolling interests	11,547	11,530	26,790	21,253
Equity-based compensation	10,647	9,314	23,303	16,017
Loss on extinguishment of debt	-	-	211,018	-
Transaction-related costs (b)	2,302	1,917	5,188	3,535
Restructuring (c)	-	-	-	546
Other (d)	524	1,399	3,026	2,120
Adjusted EBITDA	$150,230	$118,306	$291,323	$208,697

(a)
Depreciation and amortization for the three and six months ended June 30, 2024, is $19.5 million and $39.3 million, respectively in the Federal Solutions Segment and $4.9 million and $9.7 million, respectively in the Critical Infrastructure Segment. Depreciation and amortization for the three and six months ended June 30, 2023, is $24.4 million and $48.4 million, respectively in the Federal Solutions Segment and $4.3 million and $8.6 million, respectively in the Critical Infrastructure Segment.
(b)
Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(c)
Reflects costs associated with and related to our corporate restructuring initiatives.
(d)
Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

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PARSONS CORPORATION

Non-GAAP Financial Information

Computation of Adjusted EBITDA Attributable to Noncontrolling Interests

(in thousands)

	Three months ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Federal Solutions Adjusted EBITDA attributable to Parsons Corporation	$102,781	$85,640	$195,322	$141,788
Federal Solutions Adjusted EBITDA attributable to noncontrolling interests	41	85	90	170
Federal Solutions Adjusted EBITDA including noncontrolling interests	$102,822	$85,725	$195,412	$141,958

Critical Infrastructure Adjusted EBITDA attributable to Parsons Corporation	35,612	20,936	68,575	45,293
Critical Infrastructure Adjusted EBITDA attributable to noncontrolling interests	11,796	11,645	27,336	21,446
Critical Infrastructure Adjusted EBITDA including noncontrolling interests	$47,408	$32,581	$95,911	$66,739

Total Adjusted EBITDA including noncontrolling interests	$150,230	$118,306	$291,323	$208,697

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income (Loss) Attributable to Parsons Corporation to Adjusted Net Income Attributable to Parsons Corporation

(in thousands, except per share information)

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net income (loss) attributable to Parsons Corporation	$69,172	$43,241	$(38,183)	$68,794
Acquisition related intangible asset amortization	13,741	18,117	27,449	36,126
Equity-based compensation	10,647	9,314	23,303	16,017
Loss on extinguishment of debt	-	-	211,018	-
Transaction-related costs (a)	2,302	1,917	5,188	3,535
Restructuring (b)	-	-	-	546
Other (c)	524	1,399	3,026	2,120
Tax effect on adjustments	(6,347)	(7,726)	(66,953)	(15,075)
Adjusted net income attributable to Parsons Corporation	90,039	66,262	164,848	112,063
Adjusted earnings per share:
Weighted-average number of basic shares outstanding	106,303	104,908	106,170	104,856
Weighted-average number of diluted shares outstanding (d)	107,536	105,791	107,523	105,797
Adjusted net income attributable to Parsons Corporation per basic share	$0.85	$0.63	$1.55	$1.07
Adjusted net income attributable to Parsons Corporation per diluted share	$0.84	$0.63	$1.53	$1.06

(a)
Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(b)
Reflects costs associated with and related to our corporate restructuring initiatives.
(c)
Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.
(d)
Excludes dilutive effect of convertible senior notes due 2025 due to bond hedge.

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